PROSPECTUS SUPPLEMENT
(To Prospectus dated November 22, 1999)


                                     [LOGO]
                                 BIOTECH HOLDERs

                        1,000,000,000 Depositary Receipts
                            Biotech HOLDRs(TM) Trust

     This prospectus supplement amends and supplements certain information contained in the accompanying prospectus dated November 22, 1999 relating to the sale of up to 1,000,000,000 depositary receipts by Biotech HOLDRs SM Trust.

     The share amounts specified in the table on page 9 of the accompanying prospectus shall be replaced with the following:



                                                          Primary
                                                   Share  Trading
                Name of Company            Ticker Amounts Market
                ---------------            ------ ------- -------
                  Amgen Inc.                AMGN    46    NASDAQ
                Genentech, Inc.             DNA     22     NYSE
                 Biogen, Inc.               BGEN    13    NASDAQ
              Immunex Corporation           IMNX    14    NASDAQ
          PE Corp-PE Biosystems Group       PEB      9     NYSE
                MedImmune, Inc.             MEDI     5    NASDAQ
              Chiron Corporation            CHIR    16    NASDAQ
              Genzyme Corporation           GENZ     7    NASDAQ
             Gilead Sciences, Inc.          GILD     4    NASDAQ
               Sepracor Inc. (1)            SEPR     3    NASDAQ
      IDEC Pharmaceuticals Corporation(2)   IDPH     4    NASDAQ
          QLT Photo Therapeutics Inc.       QLTI     5    NASDAQ
       Millennium Pharmaceuticals, Inc.     MLNM     3    NASDAQ
              BioChem Pharma Inc.           BCHE     9    NASDAQ
               Affymetrix, Inc.             AFFX     2    NASDAQ
        Human Genome Sciences, Inc.(3)      HGSI     2    NASDAQ
               ICOS Corporation             ICOS     4    NASDAQ
                  Enzon, Inc.               ENZN     3    NASDAQ
                Celera Genomics             CRA      2     NYSE
                Alkermes, Inc.              ALKS     2    NASDAQ

-------
(1) On January 20, 2000, Sepracor Inc. declared a two-for-one stock split on its common stock, to be effected by means of a stock dividend to shareholders of record on February 1, 2000. The shares of common stock will begin trading on a split-adjusted basis on February 28, 2000. At such date, the share amount of Sepracor Inc. represented by a round-lot of 100 Biotech HOLDRs will be 6.
(2) IDEC Pharmaceuticals Corporation effected a two-for-one stock split on its common stock by means of a stock dividend. The shares of common stock began trading on a split-adjusted basis on December 21, 1999. The share amount of IDEC Pharmaceuticals Corporation represented by a round-lot of 100 Biotech HOLDRs is 4.
(3) On January 5, 2000, Human Genome Sciences, Inc. declared a two-for-one stock split on its common stock, to be effected by means of a stock dividend to shareholders of record on January 14, 2000. The shares of common stock will begin trading on a split-adjusted basis on January 31, 2000. At such date, the share amount of Human Genome Sciences, Inc. represented by a round-lot of 100 Biotech HOLDRs will be 4.

     The stock prices in the tables set forth in Annex A of the accompanying prospectus have not been and will not be, adjusted to account for any stock splits.

           The date of this prospectus supplement is January 21, 2000.